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                                                                      EXHIBIT 11

                               APPLIED POWER INC.
                       COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                Three Months Ended November 30,
                                                                              -----------------------------------
                                                                                   1995               1994
                                                                              ---------------    ----------------
 PRIMARY:

 Average shares outstanding                                                         13,410               13,190

 Net effect of dilutive options based
          on the treasury stock method
          using average market price                                                   583                  432
                                                                              ---------------    ----------------
                       Total                                                        13,993               13,622
                                                                              ===============    ================

 Net earnings                                                                 $      7,710          $     5,441
                                                                              ===============    ================

 Primary earnings per share                                                   $       0.55          $      0.40
                                                                              ===============    ================


 FULLY DILUTED:  (A)

 Average shares outstanding                                                         13,409               13,190

 Net effect of dilutive options based
          on the treasury stock method
          using the greater of average
          or period-end market price                                                   599                  432
                                                                              ---------------    ----------------
                       Total                                                        14,008               13,622
                                                                              ===============    ================

 Net earnings                                                                  $     7,710       $        5,441
                                                                              ===============    ================

 Fully diluted earnings per share                                             $       0.55       $         0.40
                                                                              ===============    ================



 (A) Dilution of less than 3%; therefore not presented in Condensed Consolidated Statement of Earnings.





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